Exhibit 99.1

FOR IMMEDIATE RELEASE

FLUIDIGM CORPORATION ADOPTS TAX BENEFIT PRESERVATION PLAN TO PROTECT ITS NET OPERATING LOSS CARRYFORWARDS

SOUTH SAN FRANCISCO, Calif., November 22, 2016 – Fluidigm Corporation (NASDAQ:FLDM) announced today that its Board of Directors has adopted a plan, known as a Tax Benefit Preservation Plan, designed to preserve the significant potential long-term tax benefit associated with Fluidigm’s net operating loss carryforwards. Fluidigm intends to seek stockholder approval of the plan at its 2017 annual meeting of stockholders.

As of December 31, 2015, Fluidigm had net operating losses for United States federal income tax purposes totaling approximately $321.4 million. Pursuant to U.S. federal income tax rules, Fluidigm’s use of those net operating losses to offset future taxable income could be substantially limited if Fluidigm experiences an “ownership change” as contemplated in Section 382 of the Internal Revenue Code. In general, an “ownership change” occurs under Section 382 if a stockholder or group of stockholders that is deemed to own more than five percent (5.0%) of a company’s common stock increases its ownership percentage by more than 50 percentage points over its lowest ownership percentage during a rolling three-year period.

Chris Linthwaite, Fluidigm’s Chief Executive Officer, noted: “Fluidigm has a significant asset in its net operating losses, and our board took this prudent step to protect it. The plan is designed to maximize value to all our stockholders.”

In connection with the adoption of the Tax Benefit Preservation Plan, Fluidigm’s board of directors declared a non-taxable dividend of one preferred share purchase right for each outstanding share of Fluidigm common stock for stockholders of record as of the close of business on December 1, 2016. After the plan takes effect, any person or group that acquires beneficial ownership of 4.99% or more of Fluidigm’s common stock without the approval of its board of directors would be subject to significant dilution in that person’s or group’s ownership interest in Fluidigm. Stockholders who currently beneficially own 4.99% or more of the outstanding shares of Fluidigm’s common stock will not trigger the preferred share purchase rights unless they acquire beneficial ownership of additional shares equal to 0.10% or more of the common shares then outstanding.

The preferred share rights will expire on the earliest to occur of (i) 5:00 p.m., New York City time, on November 21, 2019 (unless such date is extended); (ii) the redemption or exchange of the rights; (iii) following (a) the first annual meeting of the stockholders of the Company after the adoption of the Tax Benefit Preservation Plan if Fluidigm’s stockholders do not approve the plan or (b) the first anniversary of the adoption of the Plan if the stockholders have not otherwise approved the Plan; (iv) the repeal of Section 382 of the Internal Revenue Code or any other change if Fluidigm’s board of directors determines that the plan is no longer necessary or desirable for the preservation of Fluidigm’s net operating losses; (v) the time at which Fluidigm determines that the tax benefits associated with the net operating losses either are fully utilized or no longer available pursuant to Section 382 or that an ownership change pursuant to Section 382 would not adversely impact in any material respect the time period in which Fluidigm could use the net operating losses or materially impair the amount of the net operating losses that could be used by Fluidigm in any particular time period for applicable tax purposes; or (vi) a determination by Fluidigm’s board of directors that the Tax Benefit Preservation Plan is no longer in the best interests of Fluidigm and its stockholders.

The issuance of the preferred share rights will not affect Fluidigm’s reported earnings per share nor is it taxable to Fluidigm or its stockholders.

Additional information regarding the Tax Benefit Preservation Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Fluidigm will file with the Securities and Exchange Commission.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets life science analytical and preparatory systems for growth markets such as single-cell biology and production genomics.

We sell to leading academic institutions, clinical laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies worldwide. Our systems are based on proprietary microfluidics and multiparameter mass cytometry technology and are designed to significantly simplify experimental workflow, increase throughput, and reduce costs while providing excellent data quality. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

We use our website (www.fluidigm.com), corporate Twitter account (@fluidigm), Facebook page (https://www.facebook.com/Fluidigm), and LinkedIn page (https://www.linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Fluidigm and the Fluidigm logo are trademarks or registered trademarks of Fluidigm Corporation.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding Fluidigm’s ability to use its net operating losses to offset future tax liabilities. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks relating to the future financial performance of Fluidigm; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks; competition; Fluidigm research and development, sales, marketing, and distribution plans and capabilities; reductions in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Fluidigm business and operating results are contained in Fluidigm’s Annual Report on Form 10-K for the year ended December 31, 2015, and in its other filings with the Securities and Exchange Commission, including Fluidigm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

Contact

Fluidigm Corporation

Ana Petrovic

Director, Corporate Development and Investor Relations

650.243.6628 (Office)

ana.petrovic@fluidigm.com